EXHIBIT 12.1

                     CENTRAL POWER AND LIGHT COMPANY
                   RATIO OF EARNINGS TO FIXED CHARGES
               FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                        (Thousands Except Ratio)
                               (Unaudited)


Operating Income                                            $267,725

Adjustments:
  Income taxes                                                38,214
  Provision for deferred income taxes                         47,498
  Deferred investment tax credits                             (5,553)
  Utility plant development costs, net of tax                (16,908)
  Other income and deductions                                  3,302
  Allowance for borrowed and equity funds
    used during construction                                   2,145
                                                            --------
        Earnings                                            $336,423
                                                            ========

Fixed Charges:
  Interest on long-term debt                                $110,081
  Interest on short-term debt and other                       18,959
                                                            --------
        Fixed Charges                                       $129,040
                                                            ========

Ratio of Earnings to Fixed Charges                              2.61
                                                            ========